Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://investors.sixflags.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ANNOUNCES NOMINATION OF FOUR NEW INDEPENDENT DIRECTORS

•	Sandy Cochran, Michael Colglazier, Felipe Dutra and Steven Hoffman to Stand for Election to the Company’s Board of Directors

CHARLOTTE, N.C. (March 10, 2025) – Six Flags Entertainment Corporation (NYSE: FUN) (“Six Flags” or the “Company”), the largest amusement park operator in North America, announced today it will nominate Sandy Cochran, Michael Colglazier, Felipe Dutra and Steven Hoffman, to stand for election to its Board of Directors at the Company’s 2025 Annual Meeting of Stockholders. Each of the nominees, if elected, will serve as Class I Directors for a three-year term ending in 2028.

After successfully seeing the company through the first year post-merger, current directors Esi Eggleston Bracey, Michelle McKinney Frymire, D. Scott Olivet, and Enrique Ramirez Mena have each decided to resign from the Board in connection with the 2025 Annual Meeting. As such, the Six Flags Board will continue to comprise 12 directors, 10 of whom are independent.

“We thank Esi, Michelle, Scott and Enrique for their immense contributions to our legacy company boards and their valued service on the Six Flags Board during the critical, early stages of the combined company,” said Executive Chairman Selim Bassoul.

The nominations announced today follow a thorough review of the Six Flags Board of Directors and a director search process completed with the assistance of Spencer Stuart, a nationally recognized executive firm. Felipe Dutra and Steven Hoffman were identified by Six Flags shareholder Dendur Capital LP (together with its affiliates, “Dendur”).

“We’re excited at the prospect of adding Sandy, Michael, Felipe and Steven to the Six Flags Board as we work to build on our considerable momentum,” added Bassoul. “We are confident that our new nominees are uniquely qualified to help us continue advancing our strategy to unlock the full potential of the new Six Flags. We would also like to thank Dendur for its cooperative and constructive engagement throughout this process.”

Malcolm Levine, Managing Partner and Chief Investment Officer of Dendur, said “We have been long-term shareholders of Six Flags and legacy Cedar Fair because we believe in the strong fundamentals and significant potential of the business. We appreciate the Board’s commitment to enhancing its composition and willingness to collaborate to identify strong new directors. We are confident that Sandy, Michael, Felipe and Steven bring skills and experience that will help Six Flags drive profitable growth and enhance shareholder value.”

Six Flags Entertainment Corporation – 8701 Red Oak Boulevard, Charlotte, NC 28217 – Phone: 704.414.4700

Six Flags Announces Nomination of Four New Independent Directors

March 10, 2025

Pursuant to a cooperation agreement, Dendur has agreed to customary standstill, voting and other provisions as further described on a Form 8-K filed with the U.S. Securities and Exchange Commission.

Nominee Biographies

Sandra (Sandy) Cochran has extensive executive level and financial experience with both public and private companies. Ms. Cochran served as president and chief executive officer of Cracker Barrel Old Country Store, Inc. from 2011 through 2024. Prior to that, Ms. Cochran previously held numerous executive positions, including president and chief executive officer, at Books-A-Million, Inc. She began her career with SunTrust Banks, Inc.

Michael Colglazier is the president and chief executive officer of Virgin Galactic Holdings, Inc., a position he has held since 2020. Mr. Colglazier began his career in 1989 with the Walt Disney Company where he held various management positions, including serving as president of the Disney Land Resort and managing director of Disney Parks International from 2018 through 2020.

Felipe Dutra is the non-executive chairman of Waldencast PLC, a position he has held since 2021. He previously served as Chief Financial Officer of Anheuser-Busch InBev from 2004 through 2020, adding Chief Technology Officer responsibilities in 2014.

Steven Hoffman is the sole proprietor of Python Global Ventures, an investment firm he founded in 2018. Prior to that Mr. Hoffman was a partner and consumer sector head at Highline Capital Management LLC from 2001 through 2018. Mr. Hoffman began his career at Wertheim Schroder & Co. as an investment banking and private equity analyst.

ABOUT SIX FLAGS ENTERTAINMENT CORPORATION

Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 27 amusement parks, 15 water parks and nine resort properties across 17 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property including Looney Tunes®, DC Comics® and PEANUTS®.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,”

Six Flags Entertainment Corporation – 8701 Red Oak Boulevard, Charlotte, NC 28217 – Phone: 704.414.4700

Six Flags Announces Nomination of Four New Independent Directors

March 10, 2025

“synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risk factors that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease are discussed under the heading “Risk Factors” within Part II, Item 1A of our Annual Report on Form 10-K filed March 3, 2025, and in the other filings we make from time to time with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the publication of this document.

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This news release and prior releases are available under the News tab at https://investors.sixflags.com

Six Flags Entertainment Corporation – 8701 Red Oak Boulevard, Charlotte, NC 28217 – Phone: 704.414.4700